Stein Roe High Yield Fund

On June 25, 2002, Stein Roe High Yield Fund (Fund) purchased 250,000 par value of common stock notes of L-3 Communications Corporation (Securities) for a total purchase price of $250,000 from Cowen & Company pursuant to a public offering in which Fleet Securities, Inc. acted as a participating underwriter. Fleet Securities, Inc. may be considered to be an affiliate of the Fund.

The following information was collected pursuant to Rule 10f-3 procedures adopted by the Fund's Trustees:

o The Fund's advisor, Stein Roe & Farnham, Inc. believed that the gross underwriting spread associated with the purchase of the Securities was reasonable and fair compared to the spreads in connection with similar underwritings of similar securities being sold during a comparable period of time;

o The Securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the Securities being offered;

o The issuer of the Securities has been in continuous operation for at least three years;

o The amount of Securities purchased did not exceed 25% of the amount of the offering;

o The Securities were to be purchased at not more than the public offering price no later than the first day of the offering.

Along with Fleet Securities, Inc., the following is a list of members of the underwriting syndicate for the aforementioned Securities: Lehman Brothers; Bank of America Securities; Credit Suisse First Boston; Wachovia; SC Cowen; BNY Capital Markets; Barclays Capital; Credit Lyonnais Securities; Scotia Capital.


On June 25, 2002, Stein Roe High Yield Fund (Fund) purchased 250,000 par value of common stock notes of L-3 Communications Corporation (Securities) for a total purchase price of $250,000 from Lehman Brothers pursuant to a public offering in which Fleet Securities, Inc. acted as a participating underwriter. Fleet Securities, Inc. may be considered to be an affiliate of the Fund.

The following information was collected pursuant to Rule 10f-3 procedures adopted by the Fund's Trustees:

o The Fund's advisor, Stein Roe & Farnham, Inc. believed that the gross underwriting spread associated with the purchase of the Securities was reasonable and fair compared to the spreads in connection with similar underwritings of similar securities being sold during a comparable period of time;

o The Securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the Securities being offered;

o The issuer of the Securities has been in continuous operation for at least three years;

o The amount of Securities purchased did not exceed 25% of the amount of the offering;

o The Securities were to be purchased at not more than the public offering price no later than the first day of the offering.

Along with Fleet Securities, Inc., the following is a list of members of the underwriting syndicate for the aforementioned Securities: Lehman Brothers; Bank of America Securities; Credit Suisse First Boston; Wachovia; SC Cowen; BNY Capital Markets; Barclays Capital; Credit Lyonnais Securities; Scotia Capital.